EXHIBIT 99.1

SUNSTONE HOTEL INVESTORS APPOINTS NEW CHIEF EXECUTIVE OFFICER

Industry Veteran Steven Goldman to Lead Next Phase of Growth

• Strong industry experience and key relationships

• Proven track record

• Bob Alter to become Chairman

SAN CLEMENTE, Calif., January 17, 2007 – Sunstone Hotel Investors, Inc. (NYSE: SHO) announced today that Steven Goldman has been appointed Chief Executive Officer of Sunstone Hotel Investors, Inc., effective March 19, 2007. Robert A. Alter will remain as an executive officer during the course of 2007 until his transition to Chairman of the Board. Lew Wolff will remain Co-Chairman.

“Sunstone has experienced significant growth over the past two years, evolving into a prominent acquirer and owner of high-quality hotel properties,” said Alter. “We have put together a strong management team to take this organization to the next level. Steve Goldman is the right person to lead this effort. Having spent more than two decades in hotel ownership, finance, development, construction and renovation, he brings industry experience and key relationships that will greatly expand our future opportunities. The Board of Directors was pleased with the quality and breadth of candidates for the position identified during an extensive internal and external search process. The board selected Steve Goldman based on his combined hotel management, acquisitions, and capital markets experience and deep industry relationships that will facilitate Sunstone’s future performance.” The addition of Steve Goldman as CEO completes the recent management restructuring, resulting in Jon Kline assuming the position as President and Ken Cruse assuming the position of Chief Financial Officer.

Goldman has been EVP of Acquisitions and Development for Global Hyatt Corporation where he was responsible for hotel development and oversight of Hyatt capital investment in assets the company owned or had ownership interests in worldwide. In addition, he directed capital planning and renovation of company owned hotels and during his tenure at Hyatt led more than $2 billion of acquisitions, dispositions, management contract investments and hotel renovations, including the acquisition and conversion of AmeriSuites into Hyatt Place.

Prior to joining Hyatt in 2003, Goldman held several management positions within Starwood Hotels and Resorts and Starwood Capital Group, where he was instrumental in acquiring more than 100 hotels and more than 200 management and franchise agreements. Prior to that, he was Senior Development Manager for the real estate strategic planning, investment management and development division of the Walt Disney Company where he was responsible for the land assembly program to develop Disneyland’s second theme park.

Goldman has a Bachelor of Science degree from Cornell University School of Hotel Administration and a Masters of Business Administration concentrating in Finance from the University of Chicago. Additionally, he serves on the Industry Real Estate Finance Advisory Council of the American Hotel and Motel Association and on the Hotel Development Council of the Urban Land Institute.

“Our near-term objective is to maximize cash flow generation of every square foot of our existing hotel assets,” said Goldman. “Longer term, we aim to build on the company’s strong foundation through focused development and disciplined acquisitions in order to create value for our shareholders by achieving attractive returns on capital. We know that our industry is not without its challenges. However, we will continue our approach of recycling assets when appropriate, generating incremental revenues from our hotel brands, and aggressively managing expenses across the enterprise.”

Alter added, “As previously announced, the Board appointed Jon Kline as President. He will be responsible for leading the Company’s growth initiatives, including maximizing the long-term cash flows and the underlying real estate value of Sunstone’s growing portfolio of high-quality hotels. In combination with the promotion of Kenneth E. Cruse to Chief Financial Officer, we have a management team that can lead us into the next stage of growth for this Company and I can, therefore, assume the role of Chairman of the Board confident in the knowledge that Sunstone is well positioned for the future.

“The deep and talented team at Sunstone, including Jon Kline, President, Ken Cruse, CFO, Gary Stougaard, EVP & CIO, and Marc Hoffman, SVP Asset Management, covering all key disciplines and functions, combined with Steve Goldman's proven leadership, hotel and capital markets experience, positions the company to be a leader in the hotel REIT sector over the next 5 years.”

Sunstone will hold a conference call on Wednesday, January 17, 2007 at 4:30 p.m. EST (1:30 p.m. PST) to discuss the appointment of Steve Goldman to CEO.

A live webcast of the call will be available via the Investor Relations section of the Sunstone Hotel Investors' website at www.sunstonehotels.com. Please go to the website at least 15 minutes prior to the conference call in order to register, download and install any necessary audio software. A replay of the webcast will also be archived on the website. As an alternative, investors may dial 1-800-257-7087 (for domestic callers) or 303-262-2211 (for international callers) to listen to the live call.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a Southern California-based lodging real estate investment trust (REIT). The Company now has interests in 51 hotels with an aggregate of 16,717 rooms primarily in the upper-upscale and upscale segments operated under brands from nationally recognized hotel companies such as Marriott, Hyatt, Hilton, Starwood and Fairmont.

For Additional Information:

Bryan Giglia

Vice President - Corporate Finance

Sunstone Hotel Investors, Inc.

(949) 369-4236